Exhibit 4.04(d)





                        THE FIRST NATIONAL BANK OF BOSTON
                               100 Federal Street
                           Boston, Massachusetts 02110


                             Dated as of May 2, 1996


Quantum Restaurant Group, Inc.
The Peasant Restaurants, Inc.
Morton's of Chicago, Inc.
c/o Quantum Restaurant Group, Inc.
3333 New Hyde Park Road, Suite 210
New Hyde Park, New York 11042

Attention:     Mr. Thomas J. Baldwin,
               Senior Vice President, Finance,
               Chief Financial Officer

          Re:  Closing of Certain Restaurants
               ------------------------------

Gentlemen:

     You have advised us that certain of your Subsidiaries plan (a) to close certain restaurants operated by such Subsidiaries, listed on Schedule 1 attached
                                                             -------- -
hereto (the "Specified Restaurants") which are located at the locations listed on such Schedule 1 (the "Specified Locations"), (b) to terminate the restaurant
        -------- -
leases for such Specified Locations, and (c) to dispose of the assets of the Specified Restaurants located at the Specified Locations (such transactions being referred to, collectively, as the "Restaurant Closings").

     You have asked us to consent to the Restaurant Closings under the Second Amended and Restated Revolving Credit Agreement dated as of June 19, 1995, as amended, modified, or supplemented from time to time (the "Credit Agreement") among each of you, The First National Bank of


























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                                       -2-

Boston ("FNBB") as a Lender, and FNBB as Agent for the Lenders thereunder (the "Agent"). We also understand that, in connection with the Restaurant Closings, the Companies expect to make certain related cash payments necessary to consummate such Restaurant Closings, not exceeding in any event $1,155,000 in the aggregate for all such Restaurant Closings, as determined on a cumulative basis, and that you wish to make certain adjustments in the treatment, for purposes of the Credit Agreement's financial covenants, of the applicable accounting charges made or to be made in respect of such specified cash payments, whether or not such charges would be treated as extraordinary expenses under generally accepted accounting principles (such specified accounting charges, if any, being referred to as the "Restaurant Closing Expenses").

     Capitalized terms used herein but not defined in this letter agreement shall have the meanings given those terms in the Credit Agreement.

     Effective upon the execution and delivery to the Agent of counterparts of this letter agreement signed by each of the Borrowers, the Guarantors, the Agent, and the Lenders, the parties hereto hereby agree as follows:

     1. The Agent and the Lenders hereby consent to the Restaurant Closings described above.

     2. Any applicable charge in respect of the Restaurant Closing Expenses shall be excluded from the calculation of Consolidated Net Worth under the Credit Agreement.

     3. For purposes of Section 10.2 of the Credit Agreement, any applicable charge in respect of the Restaurant Closing Expenses shall be excluded from the calculation of the Interest Coverage Ratio.

     4. For purposes of Section 10.6 of the Credit Agreement, any applicable charge in respect of the Restaurant Closing Expenses shall be excluded from the calculation of the Cash Flow Coverage Ratio.

     5. Except as otherwise expressly provided herein, the provisions of the Credit Agreement and the other Loan Documents shall be unaffected hereby and shall continue in full force and effect.

     This letter agreement may be executed in counterparts, and shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without reference to principles of choice



































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                                       -3-

of law. Kindly evidence your agreement to the foregoing by providing to the Agent counterparts of this letter agreement signed by each of the Borrowers, the Guarantors, the Agent, and the Lenders, whereupon this letter agreement will take effect and become binding upon the parties hereto, effective as of the date hereof. We expect that the substantive provisions of this letter agreement may be incorporated into a more formal, mutually acceptable amendment to the Credit Agreement to be entered into at an appropriate time in the future.

                                        Sincerely yours,

                                        THE FIRST NATIONAL BANK
                                            OF BOSTON, as Agent
                                            and as a Lender


                                        By: /s/ Rod Guinn
                                            ------------------------
                                        Name: Rod Guinn
                                              ----------------------
                                        Title: Director
                                               ---------------------


























































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                                       -4-



     Accepted and agreed to by each of:

     QUANTUM RESTAURANT GROUP, INC.
     THE PEASANT RESTAURANTS, INC.
     MORTON'S OF CHICAGO, INC.


     By: /s/ Thomas J. Baldwin
         -----------------------
     Name: Thomas J. Baldwin
           ---------------------
     Title: S.V.P., Finance and C.F.O.
            ----------------------------


     Consented and agreed to by each of:

     THE GUARANTORS (as defined in the Credit Agreement)


     By:  /s/ Thomas J. Baldwin
         --------------------------
     Name: Thomas J. Baldwin
           ------------------------
     Title: S.V.P., Finance and C.F.O.
            ----------------------------
























































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                                                                      Schedule 1
                                                                      -------- -

                     List of Restaurant Closings For Letter
                        Agreement Dated as of May 2, 1996
                        ---------------------------------

1.   The Mick's restaurant located at Seventh Street in Minneapolis, Minnesota

2. The Mick's restaurant located at the Bellevue in Philadelphia, Pennsylvania.

3.   The Mick's restaurant located at Willow Grove, Pennsylvania.

4.   The Mick's restaurant located at Hickory Hollow in Nashville, Tennessee.

5.   The Mick's restaurant located at Rivergate in Nashville, Tennessee.

6. The Pleasant Peasant restaurant located at 1500 Locust Street in Philadelphia, Pennsylvania.